As filed with the Securities and Exchange Commission on January 11, 2001
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              AOL TIME WARNER INC.
               (Exact name of registrant as specified in charter)

              Delaware                                     13-4099534
   (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                    Identification Number)

                 75 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10019
                    (Address of principal executive offices)

                   AOL TIME WARNER INC. 1994 STOCK OPTION PLAN
                     TIME WARNER INC. 1997 STOCK OPTION PLAN
          TIME WARNER 1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                            (Full Title of the Plan)

                                 GERALD M. LEVIN
                             Chief Executive Officer
                              AOL Time Warner Inc.
                              75 Rockefeller Plaza
                            New York, New York 10019
                                 (212) 484-8000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

---------------------------- ------------------- ----------------------- ---------------------- ----------------------
  Title of securities to        Amount to be        Proposed maximum       Proposed maximum           Amount of
       be registered           registered (1)      offering price per     aggregate offering      registration fee
                                                       share (2)               price (2)
---------------------------- ------------------- ----------------------- ---------------------- ----------------------

Common Stock,                  125,241,187                $30.68             $3,842,552,908            $960,639
$.01 par value per share
---------------------------- ------------------- ----------------------- ---------------------- ----------------------

(1) The number of shares of common stock, par value $.01 per share ("Common Stock"), stated above consists of the aggregate number of shares which may be issued upon exercise of options which have been granted and/or may hereafter be granted under the above-referenced plans (collectively, the "Option Plans"). The maximum number of shares which may be sold upon exercise of options granted under the Option Plans are subject to adjustment in accordance with certain anti-dilution and other provisions of such Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

 (2) Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be issued upon exercise of outstanding options granted under the Option Plans, the fee is calculated on the basis of the price at which the options may be exercised and (ii) in the case of shares of Common Stock for which options have not yet been granted under the Option Plans the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of America Online, Inc. common stock on the New York Stock Exchange as of a date (January 8, 2001) within five business days prior to filing this Registration Statement.

                                EXPLANATORY NOTE

         AOL Time Warner Inc. (the "Registrant") hereby files this Registration Statement on Form S-8 relating to its Common Stock, par value $.01 per share, which may be issued upon the exercise of options (collectively, "Options") granted or to be granted under the option plans listed below (collectively, the "Option Plans").

         Upon consummation of the mergers (the "Merger") provided for in the Second Amended and Restated Agreement and Plan of Merger, dated as of January 10, 2000, among the Registrant, America Online, Inc. ("America Online"), Time Warner Inc. ("Time Warner"), America Online Merger Sub Inc., a wholly owned subsidiary of the Registrant ("AOL Merger Sub") and Time Warner Merger Sub Inc., a wholly owned subsidiary of the Registrant ("TW Merger Sub"), AOL Merger Sub will be merged into America Online and TW Merger Sub will be merged into Time Warner. As a result, America Online and Time Warner will each become a wholly owned subsidiary of the Registrant. In addition, upon consummation of the Merger, the Registrant will assume the obligations of Time Warner under the Option Plans and (i) each option to purchase America Online common stock outstanding immediately prior to the effective time of the Merger will become an option to acquire an equal number of shares of the Registrant's Common Stock at a price per share equal to the per share exercise price specified in each such option, (ii) each option to purchase Time Warner common stock outstanding immediately prior to the effective time of the Merger will become an option to acquire a number of shares of the Registrant's Common Stock equal to the product of 1.5 multiplied by the number of shares of Time Warner common stock that would have been obtained before the Merger upon exercise of such option (rounded to the nearest whole share) at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in each such option divided by 1.5, (iii) each outstanding restricted share of America Online common stock will be converted into one restricted share of the Registrant's Common Stock and (iv) each outstanding restricted share of Time Warner common stock will be converted into the number of restricted shares of the Registrant's Common Stock that is equal to the product of 1.5 multiplied by the shares of Time Warner common stock subject to the award.

         This Registration Statement relates to the Common Stock of the Registrant issuable upon exercise of the Options pursuant to the Option Plans as follows:

o 105,750,187 shares subject to the AOL Time Warner Inc. 1994 Stock Option Plan (named the Time Warner Inc. 1994 Stock Option Plan prior to the Merger)
o 18,750,000 shares subject to the Time Warner Inc. 1997 Stock Option Plan and
o 741,000 shares subject to the Time Warner 1996 Stock Option Plan for Non-Employee Directors.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

       The documents(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

                             INFORMATION REQUIRED IN

                           THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission by the Registrant, America Online, Inc. (File No. 1-12143) and Time Warner Inc. (File No. 1-12259) pursuant to the Securities Exchange Act of 1934 or as otherwise indicated, are hereby incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

         (a) America Online, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (filing date September 22, 2000), as amended by Amendment No. 1 thereto on Form 10-K/A dated October 27, 2000 (filing date October 30, 2000).

         (b) America Online, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 (filing date November 9, 2000).

         (c) Time Warner Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (filing date March 30, 2000) as amended by Amendment No. 1 thereto on Form 10-K/A dated June 26, 2000 (filing date June 27, 2000).

         (d) Time Warner Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 (filing date May 15, 2000).

         (e) Time Warner Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (filing date August 14, 2000).

         (f) Time Warner Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 (filing date November 13, 2000).

         (g) Time Warner Inc.'s Current Report on Form 8-K dated January 10, 2000 (filing date January 14, 2000).

         (h) Time Warner Inc.'s Current Report on Form 8-K dated January 23, 2000 (filing date January 28, 2000).

         (i) Time Warner Inc.'s Current Report on Form 8-K dated February 2, 2000 (filing date February 10, 2000).

         (j) Time Warner Inc.'s Current Report on Form 8-K dated January 10, 2000 (filing date February 11, 2000).

         (k) Time Warner Inc.'s Current Report on Form 8-K dated March 13, 2000 (filing date March 13, 2000).

         (l) Time Warner Inc.'s Current Report on Form 8-K dated March 31, 2000 (filing date March 31, 2000).

         (m) Time Warner Inc.'s Current Report on Form 8-K dated April 12, 2000 (filing date April 19, 2000).

         (n) Time Warner Inc.'s Current Report on Form 8-K dated April 19, 2000 (filing date April 25, 2000).

         (o) Time Warner Inc.'s Current Report on Form 8-K dated May 22, 2000 (filing date May 22, 2000).

         (p) Time Warner Inc.'s Current Report on Form 8-K dated October 5, 2000 (filing date October 5, 2000).

         (q) Description of the Registrant's Common Stock included in the Registrant's Registration Statement on Form S-4 (Reg. No. 333-30184) filed under the Securities Act of 1933, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant or pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

         Not applicable.

Item 5.   Interests of Named Experts and Counsel.

         Not applicable.

Item 6.   Indemnification of Directors and Officers.

         Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

         Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

         Article VII of the Registrant's By-laws requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other enterprise.

         The  foregoing  statements  are subject to the detailed  provisions  of
Section 145 of the Delaware Corporation Law and Article VII of the By-laws of the Registrant.

         The Registrant's Directors' and Officers' Liability and Reimbursement Insurance Policy is designed to reimburse the Registrant for any payments made by it pursuant to the foregoing indemnification.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.       Undertakings

       (a) The Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii)To include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
                     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX

Exhibit           Description of Exhibit
Number

4.1 Certificate of Incorporation of AOL Time Warner (incorporated by reference to Exhibit 3.1 to AOL Time Warner's Registration Statement on Form S-4 filed on February 11, 2000 (Reg. No. 333-30184)).

4.2               By-laws  of AOL Time  Warner  (incorporated  by  reference  to
                  Exhibit 3.9 to AOL Time Warner's Registration Statement on Form S-4 filed on February 11, 2000 (Reg. No. 333-30184)).

5                 Opinion of Paul T. Cappuccio,  Vice President, AOL Time Warner
                  Inc.

23.1              Consents of Ernst & Young LLP.

23.2 Consent of Paul T. Cappuccio, Vice President, AOL Time Warner Inc. (included in Opinion filed as Exhibit 5).

24                Powers of Attorney.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 11, 2001.

                                                  AOL TIME WARNER INC.

                                              By: /s/ J. Michael Kelly
                                              Name: J. Michael Kelly
                                              Title: Executive Vice President
                                                     and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                          Title                                       Date

                     *                               Chief Executive Officer                 January 11, 2001
              Gerald M. Levin                        (principal executive officer)

                     *                               Chief Financial Officer,                January 11, 2001
             J. Michael Kelly                        Executive Vice President
                                                     (principal financial and
                                                      accounting officer) and Director

                     *                               Vice President and Director             January 11, 2001
           Christopher P. Bogart

                     *                               Director                                January 11, 2001
            Richard J. Bressler

                     *                               Vice President and Director             January 11, 2001
             Paul T. Cappuccio

* By: /s/ J. Michael Kelly
   Name: J. Michael Kelly
   Attorney-In-Fact